UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 28, 2011

Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51211	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8484 Westpark Drive
Suite 720
McLean, VA 22102
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2011, the Board of Directors (the “Board”) of Global Telecom and Technology, Inc. ( “GTT”) accepted the resignation of Eric Swank, GTT’s Chief Financial Officer, Principal Accounting Officer and Treasurer, effective December 28, 2011. Mr. Swank has served as GTT’s Chief Financial Officer, Principal Accounting Officer and Treasurer since February 2009 and has resigned in order to accept a position as chief financial officer of an early stage location technology venture. The Board intends to commence a search for a new Chief Financial Officer.

As a result of Mr. Swank’s resignation, the Board elected Michael Bauer, age 39, Principal Accounting Officer and Treasurer of GTT, effective December 28, 2011.  Since January 2008, Mr. Bauer has served in various roles including most recently as GTT’s Vice President, Finance and Controller.  In that role, Mr. Bauer oversaw GTT’s financial planning and analysis, accounting, and reporting.  From February 2003 to January 2008, Mr. Bauer served in various roles including most recently Vice President, Treasurer at MeriStar Hospitality Corporation, a real estate investment trust.  The Board concluded that Mr. Bauer’s extensive experience prior to GTT, as well as with GTT’s day-to-day operations and financial management, provides a comprehensive skill set necessary to serve as GTT’s Principal Accounting Officer and Treasurer.

There are no arrangements or understandings between Mr. Bauer and any other persons pursuant to which Mr. Bauer was elected as GTT’s Principal Accounting Officer and Treasurer.  With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Bauer and any director or executive officer of GTT. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Bauer and GTT that would be required to be reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL TELECOM & TECHNOLOGY, INC.

By	/s/ Chris McKee
Chris McKee
Secretary and General Counsel

Date: December 2, 2011